EX-99(a)(iii)

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT TO
CERTIFICATE OF TRUST

Pursuant to Title 12, Section 3810(b) of the Delaware Statutory Trust Act, the undersigned Trust executed the following Certificate of Amendment:

1. Name of Statutory Trust:  Milliman Variable Insurance Trust

2. The Certificate of Amendment to the Certificate of Trust is hereby amended as follows:

The Certificate of Trust is hereby amended to change the name of the Statutory Trust from Milliman Variable Insurance Trust to Defiance ETFs Trust I.

[set forth amendment(s)]

3. (Please complete with either upon filing or it may be a future effective date that is within 90 days of the file date) This Certificate of Amendments shall be effective upon filing

IN WITNESS WHEREOF, the undersigned have executed this Certificate on the 29th day of Apr, 2026 A.D.

By: /s/Adam Schenck
Trustee

Name: Adam Schenck
Type or Print